OPENING DAY AT NBAA AIRCRAFT SHOW FEATURES NEW SPD-SMART

ELECTRONICALLY DIMMABLE WINDOW (EDW) SOLUTION FROM

PPG AEROSPACE AND VISION SYSTEMS PARTNERSHIP

LAS VEGAS, NEVADA, OCTOBER 10, 2017 – Global aerospace transparency leader PPG Aerospace, in partnership with Vision Systems, launched a new product today at the National Business Aviation Association Convention and Exhibition in Las Vegas, Nevada. Nuance V2 Ultra Clear is a new product responding to the industry requests for aircraft cabin shading systems that allow for brighter cabin interiors, while providing for more effective shading. This Electronically Dimmable Window (EDW) solution uses patented SPD-Smart light control technology developed by Research Frontiers (Nasdaq: REFR).

Visitors to PPG’s NBAA booth this week can also experience another second-generation SPD-Smart EDW product: Nuance V2 Dark, which was launched by PPG and Vision Systems at EAA AirVenture in July.

For more information on these EDW solutions, please visit the PPG NBAA booth (North Hall-N5109) or read the Vision Systems’ press release.

PPG Aerospace and Vision Systems

Vision Systems’ partnership with PPG Aerospace is another recent expansion of the robust global SPD aerospace supply chain infrastructure. In a joint press release in May, PPG and Vision Systems announced the commercial agreement to work together on new applications utilizing Vision Systems’ SPD-Smart EDW solutions – combining the considerable experience that both PPG and Vision Systems have in supplying the aircraft industry with EDW systems. Within two months, OEM ONE Aviation announced the selection of the PPG’s Alteos brand of SPD-Smart EDW window system for the Eclipse 700 – the first announced selection under the PPG and Vision Systems agreement.

Improving the Passenger Experience with SPD EDW Systems

The clear goal in business and commercial aviation is to improve the passenger experience. A major innovation in this area is the SPD EDW system, which delivers a potent and unique solution to improving how passengers feel while in flight. By allowing passengers and flight crews to precisely tune the tint of the EDW to control the amount of daylight coming through windows, passengers continue to comfortably enjoy views, rather than blocking their view with a shade. The system delivers other critical passenger experience benefits including a cooler and quieter cabin due to remarkable thermal and acoustic insulation. Transmission of heat and noise through cabin windows has historically been the weak link in providing passengers relief from outside elements, and an SPD-Smart EDW system is the solution.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

CONTACT:

Michael LaPointe

Vice President – Aerospace Products

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" is a trademark of Research Frontiers Inc. “Alteos” is a trademark of PPG. “Nuance V2 Dark” and “Nuance V2 Ultra Clear” are trademarks of Vision Systems.

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